FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 395-2215

SKECHERS ANNOUNCES RECORD FIRST QUARTER 2006 FINANCIAL RESULTS

• Net Sales Increase 12.7 Percent to $277.6 Million
• Net Earnings Increase of 61.7 Percent to $16.6 Million
• Diluted Earnings Per Share Rise 52.0 Percent to $0.38

MANHATTAN BEACH, CA. – April 26, 2006 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the first quarter ended March 31, 2006.

Net sales for the first quarter of 2006 rose 12.7 percent to $277.6 million as compared to net sales of $246.2 million for the first quarter of 2005. Net earnings for the quarter were $16.6 million versus net earnings of $10.3 million for the first quarter of 2005. Diluted earnings per share were $0.38 on 45,395,000 weighted average shares outstanding versus diluted earnings per share of $0.25 on 44,317,000 weighted average shares outstanding for the first quarter of 2005.

“Our first quarter 2006 sales of more than $277 million represent the highest first quarter revenues in our 14-year history,” stated Fred Schneider, chief financial officer of SKECHERS. “We are very pleased with our results, which continue the momentum of our record $1.0 billion in sales for 2005.”

Gross profit for the first quarter of 2006 was $118.4 million compared to $100.4 million for the first quarter of last year. Gross margin was 42.6 percent for the first quarter of 2006 up 180 basis points compared to 40.8 percent for the first quarter of 2005.

“The Company’s record first quarter net sales are a result of double digit sales increases in our domestic wholesale and retail divisions as well as improvements in our international wholesale business. The strong growth within these channels has come from the continued enthusiasm for our trend-right SKECHERS men’s, women’s and children’s product combined with the broader acceptance of our fashion and street lines,” began David Weinberg, SKECHERS’ chief operating officer. “These record sales have been achieved with increased profitably and better gross margins, and they resulted in a stronger financial position for the Company.”

Robert Greenberg, the Company’s chief executive officer, commented: “This is a great start to the year: record first quarter sales, a phenomenal product offering that now includes three new lines – Kitson footwear, multi-platinum recording artist The Game’s signature 310 line and Siren by Mark Nason – and new print and television advertising campaigns. This growing stable of brands, which now also includes Zoo York Footwear, allows us to reach into nearly every market to meet most consumers’ footwear needs. Each has its own reputation and following, and they have become solid businesses. We are very pleased with our firmly established SKECHERS lines and our newer brands, and we believe our great start is a step toward a great year and of more good things to come.”

Mr. Weinberg continued: “We believe the momentum we are seeing will continue into the second quarter based on key indicators including a backlog and strong retail comp sales. Our consistent performance over the past two years combined with our new position as a leading billion dollar brand marks a new era for SKECHERS — one of increased profitability and continued growth.”

The Company now expects second quarter 2006 net sales to be in the range of $295 million to $305 million and diluted earnings per share in the range of $0.41 to $0.46.

Note that statements made by Mr. Greenberg, Mr. Weinberg, and Mr. Schneider as well as other statements included in this press release, may involve future goals and targets based upon current expectations. These comments, including those about guidance, are forward looking and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under 15 unique brand names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking language such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terms. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by our independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent corporate governance legislation including the Sarbanes-Oxley Act of 2002; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2005.

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$181,222	$197,007
Trade accounts receivable, net	173,739	134,600
Other receivables	6,284	6,888

Total receivables	180,023	141,488

Inventories	118,857	136,171
Prepaid expenses and other current assets	13,347	11,628
Deferred tax assets	5,755	5,755

Total current assets	499,204	492,049

Property and equipment, at cost less accumulated depreciation and amortization	72,688	72,945
Intangible assets, less applicable amortization	1,005	1,131
Deferred tax assets	9,337	9,337
Other assets, at cost	6,387	6,495

TOTAL ASSETS	$588,621	$581,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$1,048	$1,040
Accounts payable	96,098	108,395
Accrued expenses	11,950	21,404

Total current liabilities	109,096	130,839

Long-term borrowings, excluding current installments	107,040	107,288

Stockholders’ equity	372,485	343,830

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$588,621	$581,957

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Net sales	$277,565	$246,219
Cost of sales	159,190	145,783

Gross profit	118,375	100,436
Royalty income, net	994	1,084

	119,369	101,520

Operating expenses:
Selling	20,187	18,173
General and administrative	71,933	66,330

	92,120	84,503

Earnings from operations	27,249	17,017

Other income (expense):
Interest, net	(459)	(1,570)
Other, net	206	1,551

	(253)	(19)

Earnings before income taxes	26,996	16,998
Income tax expense	10,398	6,731

Net earnings	$16,598	$10,267

Net earnings per share:
Basic	$0.41	$0.26

Diluted	$0.38	$0.25

Weighted average shares:
Basic	40,306	39,386

Diluted	45,395	44,317